August 2010

Pricing Sheet dated August 20, 2010 relating to Preliminary Pricing Supplement No. 499 dated August 19, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Commodity ELKS® Securities
Based on the S&P GSCITM Brent Crude Index – Excess Return due April 13, 2011
PRICING TERMS – AUGUST 20, 2010
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,000,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Pricing date:	August 20, 2010
Original issue date:	August 25, 2010 (3 business days after the pricing date)
Maturity date:	April 13, 2011
Underlying index:	S&P GSCITM Brent Crude Index - Excess Return
Coupon:	9.60% per annum (0.80% to be paid on each coupon payment date)
Coupon payment dates:	September 13, 2010, October 14, 2010, November 12, 2010, December 13, 2010, January 13, 2011, February 11, 2011, March 11, 2011 and April 13, 2011
Payment at maturity (per security):
If on any index business day from but excluding the pricing date to and including the valuation date:
the index closing value has not decreased to or below the downside threshold value, then you will receive an amount in cash equal to $1,000; or
the index closing value has decreased to or below the downside threshold value, then you will receive an amount in cash equal to $1,000 times the index performance factor, which may be significantly less than the stated principal amount of the securities and may be zero.

Initial index value:	529.6115, which is the index closing value on the pricing date.
Final index value:	The index closing value on the valuation date.
Index performance factor:	final index price / initial index price
Downside threshold value:	397.208625, which is 75% of the initial index value.
Valuation date:	April 8, 2011, subject to postponement for non-index business days and certain market disruption events.
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482NC4
ISIN:	US617482NC41
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$1,000	$9.00	$991.00
Total	$3,000,000	$27,000	$2,973,000
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $9.00 for each security they sell.  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.  The ELKS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the ELKS.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 499 dated August 19, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.